Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2015 Results

Assets Under Management Increase to a Record $21.7 Billion

Quarterly Net Inflows Total $1.1 Billion

Dallas, TX, April 29, 2015 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2015 revenues of $29.6 million, a 14% increase compared to revenues of $25.9 million in the first quarter of 2014. First quarter 2015 net income and diluted earnings per share (“Diluted EPS”) were $5.6 million and $0.71, respectively, and included Woodway transaction costs, net of tax, of $0.5 million, which negatively impacted Diluted EPS by approximately $0.06. Net income and Diluted EPS were $5.6 million and $0.72, respectively, in the first quarter of 2014.

First quarter 2015 non-GAAP Economic Earnings and Non-GAAP Economic Earnings per share (“Economic EPS”) were $9.4 million and $1.20, respectively, and included Woodway transaction costs, net of tax, of $0.5 million, which negatively impacted Economic EPS by approximately $0.06. Non-GAAP Economic Earnings and Economic EPS were $9.2 million and $1.18, respectively, in the first quarter of 2014.

Highlights and significant items related to our first quarter 2015 results include:

•	Revenues increased 14% to $29.6 million compared to the same period last year.

•	Assets under management (“AUM”) reached a record level of $21.7 billion, with positive quarterly net inflows of $1.1 billion. Assets under advisement, for which we provide portfolio design and oversight, totaled $479 million.

•	Net inflows into The Westwood Funds® family of mutual funds totaled $456 million, representing an organic growth rate of over 12% from year-end. The Funds now account for approximately 20% of our overall AUM.

•	Increased diversification in AUM by investment strategy, with 5 strategies individually exceeding $1 billion in AUM.

•	Our Westwood Global and Emerging Markets team has surpassed $4.5 billion in AUM, less than three years since inception.

•	Non-US clients represent approximately 20% of AUM, up from 3% in 2009.

On April 1, 2015, Westwood successfully completed the acquisition of Woodway Financial Advisors, which will substantially broaden the geographic reach of our Trust business. Woodway’s financial results will be consolidated into Westwood’s financial results beginning in the second quarter of 2015. Additionally, Woodway’s AUM will be included in Westwood’s AUM at that time.

Brian Casey, Westwood’s President & CEO, commented, “We are pleased with the continued strong demand for our Emerging Markets and Income Opportunity strategies, which drove significant net inflows for the quarter and helped push AUM to a record $21.7 billion. We are also very pleased with the successful closing of the Woodway acquisition and look forward to partnering with the Woodway team to provide exceptional service in the growing Houston market.”

Westwood’s Board of Directors today declared a quarterly cash dividend of $0.50 per common share, payable on July 1, 2015 to stockholders of record on June 12, 2015. At quarter-end, Westwood had $84 million in cash and investments, stockholders’ equity of $109 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss first quarter 2015 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through May 6, 2015 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 14287640.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $21.7 billion in assets under management (as of March 31, 2015), the firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to these strategies is available through separate accounts, commingled funds, the Westwood Funds® family of mutual funds, and UCITS funds. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Toronto, Boston, Omaha and Houston.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds™, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: regulations adversely affecting the financial services industry; the composition and market value of our assets under management; competition in the investment management industry; our investments in foreign companies; our ability to develop and market new investment strategies successfully; our ability to pursue and properly integrate acquired businesses; litigation risks; our ability to retain qualified personnel; our relationships with current and potential customers; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain an effective information systems; our ability to maintain effective cyber security; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the quarter ended March 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

# # # #

SOURCE: Westwood Holdings Group, Inc.

(WHG-G)

CONTACT:

Westwood Holdings Group, Inc.

Tiffany B. Kice

Chief Financial Officer and Treasurer

(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share and share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
REVENUES:
Advisory fees:
Asset based	$23,929	$23,132	$20,389
Performance based	288	—	363
Trust fees	5,150	5,064	5,028
Other, net	241	69	169

Total revenues	29,608	28,265	25,949

EXPENSES:
Employee compensation and benefits	15,309	13,821	12,852
Sales and marketing	395	581	287
Westwood mutual funds	827	578	652
Information technology	1,037	933	715
Professional services	2,072	1,351	1,382
General and administrative	1,590	1,526	1,448

Total expenses	21,230	18,790	17,336

Income before income taxes	8,378	9,475	8,613
Provision for income taxes	2,768	3,497	3,051

Net income	$5,610	$5,978	$5,562

Other comprehensive income:
Foreign currency translation adjustments	(1,388)	(374)	(354)

Total comprehensive income	$4,222	$5,604	$5,208

Earnings per share:
Basic	$0.74	$0.79	$0.74

Diluted	$0.71	$0.77	$0.72

Weighted average shares outstanding:
Basic	7,596,223	7,525,438	7,474,415

Diluted	7,861,090	7,811,770	7,751,243

Economic Earnings	$9,416	$9,687	$9,169

Economic EPS	$1.20	$1.24	$1.18

Dividends declared per share	$0.50	$0.50	$0.44

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share amounts)

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$19,607	$18,131
Accounts receivable	14,840	14,540
Investments, at fair value	64,039	79,620
Deferred income taxes	4,826	4,060
Other current assets	2,538	2,413

Total current assets	105,850	118,764
Goodwill	11,255	11,255
Deferred income taxes	3,542	3,792
Intangible assets, net	3,340	3,430
Property and equipment, net of accumulated depreciation of $2,847 and $2,720	2,871	2,633

Total assets	$126,858	$139,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,694	$2,334
Dividends payable	4,792	4,868
Compensation and benefits payable	5,284	18,504
Income taxes payable	2,031	1,498

Total current liabilities	15,801	27,204
Accrued dividends	914	1,450
Deferred rent	1,216	1,213

Total liabilities	17,931	29,867

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 9,280,996 and outstanding 8,467,815 shares at March 31, 2015; issued 9,010,255 and outstanding 8,308,460 shares at December 31, 2014	93	90
Additional paid-in capital	125,661	119,859
Treasury stock, at cost – 813,181 shares at March 31, 2015; 701,795 shares at December 31, 2014	(35,893)	(29,028)
Accumulated other comprehensive loss	(2,619)	(1,231)
Retained earnings	21,685	20,317

Total stockholders’ equity	108,927	110,007

Total liabilities and stockholders’ equity	$126,858	$139,874

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,610	$5,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	145	144
Amortization of intangible assets	90	90
Unrealized gains on trading investments	(119)	(57)
Stock based compensation expense	3,678	3,479
Deferred income taxes	(570)	3,924
Excess tax benefits from stock based compensation	(1,392)	(1,893)
Net sales of investments – trading securities	15,700	19,206
Changes in operating assets and liabilities:
Accounts receivable	(690)	(450)
Other assets	42	338
Accounts payable and accrued liabilities	1,285	(189)
Compensation and benefits payable	(12,406)	(13,963)
Income taxes payable and prepaid income taxes	2,414	(1,557)
Other liabilities	(6)	(37)

Net cash provided by operating activities	13,781	14,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(288)	(121)

Net cash used in investing activities	(288)	(121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(1,289)	(669)
Restricted stock returned for payment of taxes	(5,576)	(5,170)
Excess tax benefits from stock based compensation	1,392	1,893
Cash dividends	(4,855)	(3,942)

Net cash used in financing activities	(10,328)	(7,888)

Effect of currency rate changes on cash	(1,689)	(78)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,476	6,510
Cash and cash equivalents, beginning of period	18,131	10,864

Cash and cash equivalents, end of period	$19,607	$17,374

Supplemental cash flow information:
Cash paid during the period for income taxes	$957	$761

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Economic Earnings

(in thousands, except per share data and share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Income	$5,610	$5,978	$5,562
Add: Stock based compensation expense	3,678	3,582	3,479
Add: Intangible amortization	90	89	90
Add: Tax benefit from goodwill amortization	38	38	38

Economic earnings	$9,416	$9,687	$9,169

Diluted weighted average shares	7,861,090	7,811,770	7,751,243
Economic EPS	$1.20	$1.24	$1.18

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or Economic EPS). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.